Exhibit 99.1
Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1-408-576-7722
investorrelations@flextronics.com
Renee Brotherton
Corporate Communications
+1-408-646-5103
renee.brotherton@flextronics.com

Flextronics Completes Acquisition of Solectron
Singapore, October 1, 2007—Flextronics International Ltd. (NASDAQ: FLEX) announced today that it has completed its acquisition of Solectron Corporation (NYSE: SLR) creating the most diversified and premier global provider of advanced design and vertically integrated electronics manufacturing services (“EMS”).
As a result of this acquisition, Flextronics has the broadest worldwide EMS capabilities, from design resources to end-to-end vertically integrated global supply chain services, which enhance its ability to design, build, and ship products for its customers. By adding Solectron’s resources and unique skill sets, Flextronics now provides more value to customers by leveraging the combined global economies of scale in manufacturing, logistics, procurement, design, engineering and ODM services along an even broader selection of products.
Operating in 35 countries, with a workforce of approximately 200,000 employees, including approximately 3,500 design engineers, the combined company’s annual revenues exceeds US$30 billion across seven well-diversified customer market segments and four major business units.
Effective as of the close of trading today, trading in Solectron’s common stock will cease. Solectron’s common stock will subsequently be delisted from the New York Stock Exchange and deregistered with the U.S. Securities and Exchange Commission.
Mike McNamara, chief executive officer of Flextronics, said, “Solectron is an extremely important strategic addition to Flextronics and this combination transforms the landscape of our industry. By joining forces, our increased scale enables us to extend our market segment reach, increase our vertical integration opportunities and better serve the needs of our combined customers, employees and shareholders. Solectron’s strength in the high-end computing and telecom segments is an invaluable addition to Flextronics’s existing capabilities and the combined company is a market leader in most product segments. We are now a larger, more competitive company and more capable of delivering supply chain solutions that fulfill our customers’ increasingly complex requirements. The combined company is clearly more diversified and formidable than either company on its own, and Flextronics is better positioned to increase shareholder value through greater cash flow and earnings.” McNamara added, “We are thrilled to add Solectron’s employees, customers, shareholders and suppliers to our organization.”

As part of the acquisition agreement, Flextronics has agreed to appoint two individuals designated by Solectron and approved by Flextronics to the board of directors of Flextronics. In connection with the appointment of these two new directors, which is expected to occur in the December 2007 quarter, Michael Marks and Richard Sharp intend to simultaneously retire as directors of Flextronics. Upon Marks’s retirement, Ray Bingham will assume the role of Chairman of the Flextronics Board.
Merger Consideration
Pursuant to the terms of the definitive merger agreement, Solectron stockholders were entitled to elect to receive either 0.3450 of a Flextronics ordinary share or $3.89 in cash for each share of Solectron common stock, subject to proration due to minimum and maximum limits on the amount of stock consideration and cash consideration. The election deadline expired at 5:00 p.m., EST, on September 27, 2007, and Flextronics previously announced preliminary election results. The final allocation will be announced after the close of business on October 2, 2007. Flextronics expects to pay approximately $1.07 billion in cash and issue approximately 221.8 million Flextronics ordinary shares pursuant to the merger.
Solectron stockholders with questions regarding individual allocation results should contact Innisfree M&A Incorporated toll free from within the United States and Canada at 877-825-8971.
As previously announced, Flextronics will report second quarter results on Tuesday, October 23, 2007 at 1:30 pm PDT. Additionally, Flextronics will host its annual analyst and investor meeting on Tuesday, November 6, 2007 in New York City to present the Company’s strategy and vision, the expected impact from the Solectron acquisition along with the combined company’s financial expectations.
Both events will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of slide presentations may also be found on the Company’s site. Replays of the broadcasts will remain available on the Company’s website afterwards.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2007 revenues from continuing operations are more than US$30 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 35 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to plans, projections and estimates regarding the merger, including future financial and operating results. These forward-looking statements are based on current assumptions and expectations and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks include that the revenues, cost savings, growth prospects and any other synergies expected from the acquisition may not be fully realized due to difficulties integrating the businesses, operations and product lines of Flextronics and Solectron or may take longer to realize than expected and that Flextronics may incur significant costs associated with the acquisition, including charges to operations to reflect costs associated with integrating the businesses and operations of Flextronics and Solectron. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Flextronics’s reports on Form 10-K, 10-Q and 8-K that Flextronics has filed with the U.S. Securities and Exchange Commission (“SEC”) and under “Cautionary Statement Regarding Forward Looking Information” and “Risk Factors” included in the Joint Proxy Statement/Prospectus which forms a part of Flextronics’s registration statement on Form S-4/A, filed by Flextronics with the SEC on August 7, 2007. The forward-looking statements in this communication are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.